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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial and Operating Data" and "Experts" and to the use of our report dated November 12, 1998 (except for Note 5, as to which the date is December 30, 1998 and for the last two paragraphs of Note 8, as to which the date is _______, 1999) in the Registration Statement to be filed on or about August 2, 1999 and related Prospectus of Charlotte Russe Holding, Inc. for the registration of ________ shares of its common stock.

                                       ERNST & YOUNG LLP

San Diego, California

________________________________________________________________________________

The foregoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 8 to the financial statements.



                                       /s/ ERNST & YOUNG LLP

San Diego, California
August 2, 1999